Exhibit 99.1

NEWS RELEASE

RIVIERA RESOURCES ANNOUNCES INCREASED SHARE REPURCHASE AUTHORIZATION

HOUSTON, July 18, 2019 (GLOBE NEWSWIRE) – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) announced today the Company’s board of directors (the “Board”) has authorized an increase to the previously announced $100 million share repurchase program to a total of up to $150 million.

“Given our strong cash position and our expectation of continuing cash flows from our mature assets and/or potential opportunistic monetizations, we remain committed to returning capital to shareholders. We continue to believe the sum-of-the-parts value of our assets is not fully appreciated by the market, and for that reason, believe this increased authorization is an optimal use of cash, consistent with our strategy of maximizing value for our shareholders,” remarked David Rottino, President and Chief Executive Officer.

Riviera intends to resume share purchases under its share repurchase authorization of $150 million, of which approximately $96 million had been repurchased prior to commencement of the tender offer, on or after July 31, 2019.

FORWARD-LOOKING STATEMENTS

Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by the Company, which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to our ability to consummate the tender offer, financial and operational performance and results of the Company, low or declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, ability to replace reserves and efficiently develop current reserves, the capacity and utilization of midstream facilities and the regulatory environment. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events, except as required by applicable law.

ABOUT RIVIERA RESOURCES

Riviera Resources, Inc. is an independent oil and natural gas company with a strategic focus on efficiently operating its mature low-decline assets, developing its growth-oriented assets, and returning capital to its stockholders. Riviera’s properties are located in the Hugoton Basin, East Texas, North Louisiana, the Uinta Basin and Mid-Continent regions. Riviera also owns Blue Mountain Midstream LLC, a midstream company centered in the core of the Merge play in the Anadarko Basin.

CONTACT:

Riviera Resources, Inc.

Investor Relations

(281) 840-4168

IR@RVRAresources.com